CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------



The Board of Directors
WSFS Financial Corporation:


We consent to incorporation by reference in the Registration Statements (No. 333-106561, No. 333-26099, 333-33713 and No. 333-40032) on Form S-8 of WSFS
Financial Corporation of our report dated February 27, 2004, relating to the consolidated statement of condition of WSFS Financial Corporation and subsidiaries as of December 31, 2003, and 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of WSFS Financial Corporation.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."



/s/ KPMG LLP

Philadelphia, Pennsylvania
March 12, 2004